Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Standard Lithium Ltd. of our report dated March 21, 2025 relating to the consolidated financial statements, which appears as an exhibit to and is incorporated by reference in Standard Lithium Ltd.'s Annual Report on Form 40-F for the six-month period ended December 31, 2024. We also consent to reference to us under the heading “Interests of Experts” in this registration statement and in the Annual Information Form, filed as an exhibit to the Annual Report on Form 40-F for the six-month period ended December 31, 2024, which is incorporated by reference in this Registration Statement.

/S/PricewaterhouseCoopers LLP

Vancouver, Canada
July 31, 2025